As filed with the Securities and Exchange Commission on May 11, 2017

Registration No. 333-206861

Registration No. 333-193666

Registration No. 333-190681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

hopTo Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	13-3899021
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

51 East Campbell Avenue, Suite 128

Campbell, CA 95008

(800) 472-7466

(Address and telephone number of registrant’s principal executive offices)

Jean-Louis Casabonne

Chief Financial Officer

hopTo Inc.

51 East Campbell Avenue, Suite 128

Campbell, CA 95008

(800) 472-7466

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ben D. Orlanski, Esq.

Katherine J. Blair, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

(310) 312-4224 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [ ]

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed as part of this Registration Statement also relates to the Registrant’s previously filed Registration Statement on Form S-1 (File No. 333-206861), originally filed on September 10, 2015, previously filed Registration Statement on Form S-1 (File No. 333-193666), originally filed on January 30, 2014, and previously filed Registration Statement on Form S-1 (File No. 333-190681), originally filed on August 16, 2013. This Registration Statement constitutes a Post-Effective Amendment No. 3 to Form S-1 (File No. 333-190681), Post-Effective Amendment No. 2 to Form S-1 (File No. 333-193666) and Post-Effective Amendment No. 1 to Form S-1 (File No. 333-206861), all of which shall become effective concurrently with the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 1 on Form S-1 (File No. 333-206861), Post-Effective Amendment No. 2 to Form S-1 (File No. 333-193666) and Post-Effective Amendment No. 3 to Form S-1 (File No. 333-190681) of hopTo Inc. is being filed solely for the purpose of filing Exhibit 10.32, as indicated in Part II of this Pre-Effective Amendment No. 2. This Pre-Effective Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

SEC Filing Fee	$2,530	+
State Securities Filing Fees	n/a	*
Legal Fees and Expenses	5,000	*
Accounting Fees and Expenses	3,000	*
Printing Expenses	n/a	*
Miscellaneous Expenses	n/a	*
Total	$10,530	*

*	Estimated
+	Previously paid with original filing of each registration statement.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of such corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation for certain limitations on a director being personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s certificate of incorporation provides for such elimination of liability to provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

●	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. The Company maintains directors and officers liability insurance.

II-1

Item 15. Recent Sales of Unregistered Securities

On July 28, 2015, we sold an aggregate of 1,924,266 shares of common stock to certain accredited investors at a purchase price of $1.21 per share. In addition, on that date, we sold an additional 181,653 shares of common stock at the same price to our CEO Eldad Eilam and CFO Jean-Louis Casabonne, and directors Michael Brochu, Sam Auriemma, John Cronin, and Jeremy Verba. The shares of common stock sold in the 2015 Private Placement were offered and sold without registration under the Securities Act pursuant to Section 4(a)(2) thereof and in reliance on Rule 506 of Regulation D promulgated thereunder.

During the year ended December 31, 2015, we made restricted stock awards for an aggregate 15,000 shares of common stock. The valuation of the restricted stock awards was based on the closing fair market value of our common stock on the grant date. For the awards made to employees, such fair market value ranged from $1.95 to $2.40 per share. During the year ended December 31, 2014, restricted stock awards for an aggregate 291,467 shares of common stock, at a weighted average award date fair market value of $2.40 per share, were awarded. The grant of such restricted stock awards was not registered under the Securities Act because the restricted stock awards were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to section 4(2).

On January 7, 2014, we entered into the 2014 Agreement, with a limited number of “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we issued and sold for cash units consisting of an aggregate of 753,333 shares of our common stock and warrants to purchase an aggregate 376,667 shares of our common stock. The purchase price was $4.50 per unit. The warrants have an exercise price of $6.00 per share and are exercisable from January 7, 2014 through January 7, 2019. We offered and sold our shares and warrants in the 2014 Private Placement without registration under the Securities Act pursuant to Section 4(2) of the Securities Act and in compliance with Rule 506 of Regulation D promulgated thereunder.

During the year ended December 31, 2013, restricted stock awards for an aggregate 124,500 shares of common stock, at a weighted average award date fair market value of $6.60 per share, were awarded to certain non- executive employees. The grant of such restricted stock awards was not registered under the Securities Act because the restricted stock awards were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to section 4(2).

Effective September 18, 2013, we entered into a consulting agreement with an investor relations firm to provide us with a variety of investor relations services. As part of their compensation, we issued to them a warrant to purchase 20,833 shares of our common stock at an exercise price of $7.50 per share. On February 11, 2014, we served notice to them that we were cancelling our consulting agreement with them, effective April 11, 2014. Under the terms of the consulting agreement, 11,285 of the warrants that had been issued to them were vested as of the cancellation date, and 9,548 unvested warrants were forfeited. The issuance of such warrant and common stock upon exercise thereof was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and/or in compliance with Rule 506 thereunder.

On August 9, 2013, we consummated the Offer to Exercise with holders of warrants issued in the 2011 Private Placement who were not parties to the Exercise Agreement. We were obligated to conduct the Offer to Exercise under the terms of the Exercise Agreement. In connection with the Offer to Exercise, warrants to purchase an aggregate of 20,333 shares of our common stock were exercised for which we received cash proceeds of $64,000. In consideration for the early exercise of these warrants, we issued an aggregate of 10,167 New Warrants at an exercise price of $15.00 per warrant, with a term of five years from issuance. Each of the warrant holders represented to us that they were “accredited investors.” The issuance of such common stock upon exercise and the issuance of the New Warrants was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

II-2

On June 17, 2013, we entered into, and subsequently consummated, the Exercise Agreement with five of the largest investors in our September 1, 2011 Private Placement, providing for the exercise for cash by such investors of warrants to purchase an aggregate of 600,000 shares of our common stock. We received cash proceeds of $2.34 million as a result of the warrants exercised. In consideration for the early exercise of these warrants, we issued to the exercising holders an aggregate of 300,000 New Warrants to purchase common stock at an exercise price of $15.00 per warrant, with a term of five years from issuance. Each of the warrant holders represented to us that they were “accredited investors.” The issuance of such common stock upon exercise and the issuance of the New Warrants was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The exhibits are incorporated by reference from the Exhibit Index attached hereto.

(b)	Financial Statements. The financial statements set forth in the Index to Consolidated Financial Statements under Part II, Item 8 of our Form 10-K which is attached as Appendix A to and forms a part of the prospectus, are hereby incorporated by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede of modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on the 10th day of May, 2017.

HOPTO INC.

By:	/s/ ELDAD EILAM
Eldad Eilam
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ELDAD EILAM	Chief Executive Officer, President and Director	May 10, 2017
Eldad Eilam	(Principal Executive Officer)

/s/ JEAN-LOUIS CASABONNE	Chief Financial Officer	May 10, 2017
Jean-Louis Casabonne	(Principal Financial Officer and Principal
Accounting Officer)

*	Director	May 10, 2017
Sam M. Auriemma

*	Director	May 10, 2017
Michael A. Brochu

*	Director	May 10, 2017
John Cronin

*	Director	May 10, 2017
Jeremy E. Verba

*	Director	May 10, 2017
Ashfaq Munshi

*By:	/s/ ELDAD EILAM
Eldad Eilam
Attorney-in-fact.

II-5

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of Registrant, as amended (1)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of GraphOn Corporation (19)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of hopTo Inc. (28)
3.4	Second Amended and Restated Bylaws of Registrant (2)
4.1	Form of certificate evidencing shares of common stock of Registrant (3)
4.4	Exercise Agreement, dated June 17, 2013 (including Allonge to 2011 warrants) (20)
4.5	Form of New Warrant issued on June 17, 2013 (20)
4.6	Registration Rights Agreement, dated June 17, 2013 (20)
4.7	Form of Warrant issued on January 7, 2014 (21)
4.8	Registration Rights Agreement, dated January 7, 2014 (21)
5.1	Opinion of Manatt, Phelps & Phillips, LLP (32)
10.1*	Restricted Stock Agreement (1 of 2) with Eldad Eilam dated August 15, 2012 (15)
10.2*	Restricted Stock Agreement (2 of 2) with Eldad Eilam dated August 15, 2012 (15)
10.3*	Restricted Stock Agreement with Christoph Berlin dated August 15, 2012 (15)
10.4*	Restricted Stock Agreement with Robert Dixon dated August 15, 2012 (15)
10.5	Separation Agreement, dated April 12, 2012, between Registrant and Robert Dilworth (14)
10.6	Release, dated April 12, 2012, between Registrant and Robert Dilworth (14)
10.7	1998 Stock Option/Stock Issuance Plan of Registrant (7)
10.8	Supplemental Stock Option Agreement, dated as of June 23, 2000 (7)
10.9	2005 Equity Incentive Plan (8)
10.10	2008 Equity Incentive Plan, as Amended (9)
10.11*	Employment Agreement, dated August 21, 2013, by and between Registrant and Eldad Eilam (16)
10.12*	Director Severance Plan (11)
10.13*	Key Employee Severance Plan (11)
10.16(a)*	Engagement Agreement, dated October 11, 2011, by and between Registrant and ipCapital Group, Inc. (5)
10.16(b)*	First Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of November 7, 2011 (12)
10.16(c)*	Second Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of November 14, 2011 (12)
10.16(d)*	Third Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of January 20, 2012 (13)
10.17	First Amendment to Office Lease between Registrant and CA-Pruneyard Limited Partnership, dated as of October 7, 2013 (27)
10.18	Consulting Agreement, dated February 1, 2012, by and between Registrant and Steven Ledger/Tamalpais Partners LLC (22)
10.19	Amendment to Consulting Agreement, by and between Registrant and Steven Ledger/Tamalpais Partners, LLC, dated August 1, 2013 (16)
10.20	Intellectual Property Brokerage Agreement by and between Registrant and ipCapital Licensing Company I, LLC, dated as of February 4, 2013 (17)
10.21*	Consulting Agreement, dated March 29, 2013, by and between Registrant and Gordon Watson (23)
10.22*	Consulting Agreement, dated November 18, 2013, by and between Registrant and ipCreate, Inc. (24)
10.23	Securities Purchase Agreement, dated January 7, 2014 (21)
10.24*	Consulting Agreement, dated March 17, 2014, by and between Registrant and Steven Ledger (25)
10.25	Separation Agreement, dated March 12, 2014, by and between Registrant and Christoph Berlin (25)
10.26	Employment Letter dated April 30, 2014 and executed May 5, 2014 between Registrant and Jean-Louis Casabonne (26)
10.27	Sublease dated August 11, 2015, by and between Registrant and CDNetworks (31)
10.28	Securities Purchase Agreement, dated as of July 24, 2015 (29)
10.29	Registration Rights Agreement, dated as of July 28, 2015 (29)

10.30	Lease Agreement effective October 1, 2015 between the Registrant and Heritage Village Offices (30)
10.31*	2012 Equity Incentive Plan (33)
10.32	Sublease Agreement dated April 28, 2017 between the Registrant and Carjojo Corp.
14.1	Code of Ethics (6)
21.1	Subsidiaries of Registrant (31)
23.1	Consent of Macias Gini & O’Connell LLP +
23.2	Consent of Manatt, Phelps & Phillips, LLP (contained in opinion included under Exhibit 5.1)(34)
24.1	Power of Attorney (35)

+ Previously filed.

*Management or compensatory plan or arrangement

(1)	Filed on April 2, 2007 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference.
(2)	Filed on March 31, 2010 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.
(3)	Filed on September 19, 1996 as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference.
(4)	Reserved.
(5)	Filed on October 13, 2011 as an exhibit to Registrant’s Current Report on Form 8-K and incorporated herein by reference.
(6)	Filed on March 30, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.
(7)	Filed on June 23, 2000 as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-40174), and incorporated herein by reference.
(8)	Filed on November 25, 2005 as an exhibit to the Registrant’s definitive Proxy Statement for the Registrant’s 2005 Annual Meeting, and incorporated herein by reference.
(9)	Filed on September 29, 2011 as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-177069) and incorporated herein by reference.
(10)	Reserved.
(11)	Filed on November 14, 2011 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, and incorporated herein by reference.
(12)	Filed on November 23, 2011 as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, and incorporated herein by reference.
(13)	Filed on February 14, 2012 as an exhibit to the Registrant’s Current Report on Form 8-K and incorporated herein by reference.
(14)	Filed on May 21, 2012 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and incorporated herein by reference.
(15)	Filed on November 14, 2012 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly reporting period ended September 30, 2012, and incorporated herein by reference.
(16)	Filed on August 27, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated August 21, 2013, and incorporated herein by reference.
(17)	Filed on February 19, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, and incorporated herein by reference.
(18)	Submitted electronically with the original Form 10-K.
(19)	Filed on September 10, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated September 9, 2013, and incorporated herein by reference.
(20)	Filed on June 24, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated June 17, 2013, and incorporated herein by reference.
(21)	Filed on January 13, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated January 7, 2014, and incorporated herein by reference.
(22)	Filed on April 16, 2012 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated herein by reference.
(23)	Filed on April 3, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 29, 2013, and incorporated herein by reference.
(24)	Filed on December 12, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated December 11, 2013, and incorporated herein by reference.

(25)	Filed on March 18, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 12, 2014, and incorporated herein by reference.
(26)	Filed on May 12, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 9, 2014, and incorporated herein by reference.
(27)	Filed on March 31, 2014 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, and incorporated herein by reference.
(28)	Filed on February 1, 2016 as an exhibit to the Registrant’s Current Report on Form 8-K, dated January 27, 2016, and incorporated herein by reference.
(29)	Filed on July 30, 2015 as an exhibit to the Registrant’s Current Report on Form 8-K, dated July 24, 2015, and incorporated herein by reference.
(30)	Filed on September 10, 2015 as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-206861), and incorporated herein by reference.
(31)	Filed on March 30, 2016 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated herein by reference.
(32)	Filed on August 16, 2013 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-190681), filed on May 30, 2014 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-193666), and filed on September 10, 2015 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-206861), all of which are incorporated herein by reference.
(33)	Filed on October 5, 2012 as Exhibit A to Registrant’s Proxy Statement on Schedule 14A, and incorporated herein by reference.
(34)	Filed on September 10, 2015, January 30, 2014, and August 16, 2013 as part of the signature page to the Registrant’s Registration Statements on Form S-1 (File Nos. 333-206861, 333-193666, and 333-190681), and incorporated herein by reference.